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                    July 2, 2021

       Eli Casdin
       Chief Executive Officer
       CM Life Sciences, Inc.
       c/o Corvex Management LP
       667 Madison Avenue
       New York, New York 10065

                                                        Re: CM Life Sciences,
Inc.
                                                            Preliminary Merger
Proxy Statement on Schedule 14A
                                                            Filed May 6, 2021
                                                            File No. 001-39482

       Dear Mr. Casdin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Colin J. Diamond, Esq.